Exhibit 99.2

Press Release

K-SEA TRANSPORTATION PARTNERS L.P.

•                  ANNOUNCES OPERATING RESULTS FOR THIRD QUARTER OF FISCAL 2007;

•                  OPERATING EARNINGS, NET INCOME UP;

•                  INCREASES QUARTERLY CASH DISTRIBUTION BY $0.02 TO $0.68 PER UNIT

NEW YORK, APRIL 27, 2007 – K-Sea Transportation Partners L.P. (NYSE: KSP) today announced operating results for the third fiscal quarter ended March 31, 2007.  The Company also announced that its distribution to unitholders for the third quarter will increase by $0.02, or 3.0%, to $0.68 per unit, or $2.72 per unit annualized.  This is the eighth consecutive quarter of increased distributions, and the tenth such increase since the Company’s IPO in January 2004.  The distribution will be payable on May 15, 2007 to unitholders of record on May 8, 2007.

The Company’s distributable cash flow for the third quarter of fiscal 2007 was $8.6 million, or 1.20 times the amount needed to cover the increased cash distribution of $7.2 million declared in respect of the period.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Three Months Ended March 31, 2007

For the three months ended March 31, 2007, the Company reported operating income of $7.6 million, an increase of $3.5 million, or 86%, compared to $4.1 million of operating income for the three months ended March 31, 2006.  This year-over-year increase resulted from the continuing expansion of the Company’s fleet barrel-carrying capacity, including the addition of six new tank barges since January 2006.  These results were also positively impacted by continued strong rates and vessel utilization, partially offset by increases of $1.3 million in depreciation and amortization due to the expanded fleet, and $0.9 million in general and administrative expenses in support of the Company’s growth.  Earnings before interest, taxes, depreciation, amortization, and loss on reduction of debt (EBITDA) increased by $4.8 million, or 43%, to $16.0 million for the three months ended March 31, 2007, compared to $11.2 million for the three months ended March 31, 2006.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Net income for the three months ended March 31, 2007 was $4.0 million, or $0.39 per fully diluted limited partner unit, compared to net income of $1.2 million, or $0.12 per fully diluted limited partner unit, for the three months ended March 31, 2006, an increase of $2.8 million.  The fiscal 2007 third quarter benefited from the $3.5 million increase in operating income, offset by a $0.7 million increase in interest expense resulting from higher debt balances incurred to finance vessel acquisitions in connection with the Company’s fleet expansion program over the past year, and higher interest rates.

Nine Months Ended March 31, 2007

For the nine months ended March 31, 2007, the Company reported operating income of $22.9 million, an increase of $6.0 million, or 35%, compared to $16.9 million of operating income for the nine months ended March 31, 2006.  Similar to the increase for the third fiscal quarter, this increase resulted primarily from the expansion of the Company’s barrel-carrying capacity, including the acquisition of Sea Coast Transportation LLC in October 2005 and the addition of six newbuild tank barges since January 2006, partially offset by increases of $5.1 million in depreciation and amortization and $2.7 million in general and administrative expenses in support of the Company’s growth.  Of the $2.7 million increase in general and administrative expenses, $1.4 million related to the acquisition of Sea Coast and another small operation in Philadelphia in the fall of 2006.  EBITDA increased by $11.0 million, or 31%, to $47.1 million for the nine months ended March 31, 2007, compared to $36.1 million for the nine months ended March 31, 2006.

Net income was $12.0 million for the nine months ended March 31, 2007, or $1.18 per fully diluted limited partner unit, compared to net income of $2.8 million, or $0.29 per fully diluted limited partner unit, for the nine months ended March 31, 2006.  The $6.0 million of increased operating income for the nine months ended March 31, 2007 was offset by $3.3 million of higher interest expense, resulting from higher debt balances incurred to finance the fleet expansion over the past year.  Additionally, the prior year period was adversely affected by a $6.9 million loss on reduction of debt related to retirement of the Company’s Title XI bonds in November 2005, and net income was therefore abnormally low.

President and CEO Timothy J. Casey said “Our operating results for the fiscal 2007 third quarter were strong, with operating income, EBITDA, and net income per unit all significantly higher than last year.  We expect our results to be strengthened further by our ongoing fleet expansion.  We took delivery of another new 28,000 barrel tank barge in January, and a 100,000 barrel tank barge in March.  In April, we purchased two additional tugboats, bringing the total to five acquired tugs this fiscal year, as part of a program to reduce operating costs and improve efficiency.  We have seven additional tank barges under construction which are scheduled for delivery at intervals of every few months between now and the end of calendar 2008.  In light of our results and expectations, our Board of Directors, as reported above, approved a two cent per unit increase in our quarterly distribution.  At our current annualized rate of $2.72 per unit, K-Sea’s distribution is over 13% higher than at this time last year.  We remain optimistic about continuing our growth for the balance of this year and in fiscal 2008.”

Earnings Conference Call

The Company has scheduled a conference call for Monday, April 30, 2007, at 9:00 am Eastern time, to review the third quarter results.  Dial-in information for this call is (866) 277-1182 (Domestic) and (617) 597-5359 (International).  The Passcode is 23154151.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until May 7, 2007; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 63679017.

About K-Sea Transportation Partners

K-Sea Transportation Partners is the largest coastwise tank barge operator, measured by barrel-carrying capacity, in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles.  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of these measures to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings and distributable cash flow, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006

Voyage revenue	$53,807	$45,082	$159,475	$127,514
Bareboat charter and other revenue	1,823	1,007	7,096	3,083
Total revenues	55,630	46,089	166,571	130,597

Voyage expenses	10,592	9,224	32,638	27,166
Vessel operating expenses	23,614	21,356	71,375	55,161
General and administrative expenses	5,236	4,298	15,299	12,587
Depreciation and amortization	8,405	7,074	24,217	19,151
Net loss (gain) on disposal of vessels	182	44	166	(371)

Total operating expenses	48,029	41,996	143,695	113,694
Operating income	7,601	4,093	22,876	16,903
Interest expense, net	3,485	2,794	10,226	6,924
Net loss on reduction of debt	—	—	—	6,898
Other expense (income), net	(15)	(11)	(46)	(32)

Income before provision for income taxes	4,131	1,310	12,696	3,113
Provision for income taxes	135	94	668	295
Net income	$3,996	$1,216	$12,028	$2,818

General partner’s interest in net income	$80	$24	$241	$56
Limited partners’ interest in:
Net income	$3,916	$1,192	$11,787	$2,762
Net income per unit - basic	$0.39	$0.12	$1.19	$0.29
- diluted	$0.39	$0.12	$1.18	$0.29
Weighted average units outstanding - basic	9,941	9,919	9,934	9,501
- diluted	10,015	9,977	10,015	9,558

Supplemental Operating Statistics

	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006
Local Trade:
Average daily rate (1)	$6,765	$5,645	$6,763	$5,515
Net utilization (2)	82%	80%	80%	79%

Coastwise Trade:
Average daily rate	$12,772	$11,422	$12,155	$11,940
Net utilization	90%	88%	91%	91%

Total Fleet
Average daily rate	$10,226	$8,909	$9,928	$9,082
Net utilization	87%	84%	86%	85%

(1)          Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)          Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended	Nine months ended
	March 31, 2007	March 31, 2007

Net income	$3,996	$12,028
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	8,481	24,436
Non cash compensation cost under long term incentive plan	188	568
Adjust loss on vessel sale to net proceeds	307	631
Deferred income tax expense	35	220
Maintenance capital expenditures (3)	(4,400)	(12,600)

Distributable cash flow	8,607	25,283
Cash distribution in respect of the period	$7,187	$20,762

Distribution coverage	1.20	1.22

(1)  Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2)  Including amortization of deferred financing costs.

(3)  Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years.  Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization and Loss on Reduction of Debt (EBITDA)

	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006

Net income	$3,996	$1,216	$12,028	$2,818
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	8,405	7,074	24,217	19,151
Interest expense, net	3,485	2,794	10,226	6,924
Net loss on reduction of debt	—	—	—	6,898
Provision for income taxes	135	94	668	295

EBITDA	$16,021	$11,178	$47,139	$36,086

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	June 30,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$20	$826
Accounts receivable, net	19,385	20,322
Prepaid expenses and other current assets	6,078	8,753
Total current assets	25,483	29,901

Vessels and equipment, net	342,823	316,237
Construction in progress	10,290	5,452
Goodwill	16,385	16,579
Other assets	13,082	14,859
Total assets	$408,063	$383,028

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligation	$9,228	$7,745
Accounts payable and accrued expenses	26,251	22,626
Total current liabilities	35,479	30,371

Term loans and capital lease obligation	138,895	131,620
Credit line borrowings	76,193	54,015
Deferred taxes	3,104	3,079
Total liabilities	253,671	219,085
Commitments and contingencies
Partners’ Capital	154,392	163,943
Total liabilities and partners’ captial	$408,063	$383,028